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EXHIBIT 23.3

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Experts" in Amendment No. 3 to the Registration Statement (Form S-4 No. 33-55343) and related Prospectus of Storage Technology Corporation for the registration of 8,533,140 shares of its common stock and to the incorporation by reference therein of our report dated January 28, 1994, with respect to the consolidated financial statements and schedules of Network Systems Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1993, filed with the Securities and Exchange Commission.

        /s/ ERNST & YOUNG LLP
_____________________________________
          ERNST & YOUNG LLP

Minneapolis, Minnesota

January 5, 1995